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                                                                     Exhibit 5.1






March 11, 2002




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  MSC Industrial Direct Co., Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 5,000,000 shares of the Company's Class A common stock, par value $0.001 per share (the "Shares"), for issuance under the Company's 2001 Stock Option Plan (the "Plan").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan and stock option agreements or certificates issued thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement



Very truly yours,



ROSENMAN & COLIN LLP




By:  /s/ Eric Lerner
     ----------------------
     A Partner